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                                                                     EXHIBIT 5.1




                                             March 12, 2001




FleetBoston Financial Corporation
100 Federal Street
Boston, Massachusetts 02110

     Re: FLEETBOSTON FINANCIAL CORPORATION'S REGISTRATION STATEMENT ON FORM S-8 RELATING TO THE SUMMIT BANCORP. 1993 INCENTIVE STOCK AND OPTION PLAN, THE SUMMIT BANCORP. 1999 NON-EXECUTIVE OPTION PLAN AND THE SUMMIT BANCORP. SAVINGS INCENTIVE PLAN

Ladies and Gentleman:

      As General Counsel of FleetBoston Financial Corporation (the "Corporation"), I, and other attorneys in this office, have participated with the Corporation and its officers in the preparation for filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") covering (i) an aggregate of 10,100,000 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share, which Shares may hereafter be acquired by participants ("Participants") in the Summit Bancorp. 1993 Incentive Stock and Option Plan and the Summit Bancorp. 1999 Non-Executive Option Plan (collectively, the "Stock Incentive Plans") and the Summit Bancorp. Savings Incentive (the "Savings Plan" and, together with the Stock Incentive Plans, the "Plans") and (ii) an indeterminate amount of interests ("Interests") in the Savings Plan, which Interests may hereafter be acquired by Participants in the Savings Plan. In connection with filing the Registration Statement, the rules and regulations of the Commission require my opinion, in my capacity as General Counsel of the Corporation, on the matters set forth below.

      In rendering this opinion, I, and other attorneys in this office working under my supervision, have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Corporation, and have made such investigation of law and have discussed with the officers of the Corporation such questions of fact as we have deemed necessary or appropriate. In rendering this opinion, I have relied upon certificates and statements of officers and directors of the Corporation as to factual matters, and have assumed the genuineness of all documents submitted as copies. Moreover, as to (ii) below, I have relied upon the opinion of Kelley Drye & Warren LLP, special counsel to Summit Bancorp.



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FleetBoston Financial Corporation         - 2 -                   March 12, 2001


      Based upon and subject to the foregoing, I am of the opinion that (i) the Shares will be, upon the issuance thereof pursuant to the terms of the Plans, legally issued, fully paid and non-assessable and (ii) the Savings Plan confers valid Interests upon Participants in such plan, to the extent and upon the terms and conditions described in such plan.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel."

                                                     Very truly yours,

                                                     /s/ WILLIAM C. MUTTERPERL

                                                     William C. Mutterperl
                                                     General Counsel